Exhibit 10.2

TRANSITION AND RETIREMENT AGREEMENT

This Transition and Retirement Agreement (the “Agreement”) by and between Randal Golden (“Executive”) and The Cooper Companies, Inc., a Delaware corporation (the “Company”), is made effective as of the eighth (8th) day after the date Executive signs this Agreement (the “Effective Date”) with reference to the following facts:

A. Executive acknowledges that his status as Vice President, General Counsel and Corporate Secretary shall end on February 15, 2020 with his election to retire from, and relinquish, those titles and all duties and responsibilities associated with them. Further, from February 15, 2020 through the Retirement Date (as defined below), Executive will remain an employee of the Company in an advisory and transitionary capacity as set forth herein for services as requested by the Chief Executive Officer.

B. Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, the transition of Executive’s duties and all amounts due and owing to Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.Retirement Date. The Company and Executive acknowledge and agree that Executive’s status as an employee of the Company shall continue until the earliest of (i) February 1, 2021 (the “Planned Retirement Date”), (ii) the date Executive voluntarily terminates his employment with the Company or (iii) the date Executive takes any action that constitutes Cause (as defined below) (such earliest date, the “Retirement Date”). For the purposes of this Agreement, “Cause” shall mean (A) Executive’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any breach of the Proprietary Information and Invention Assignment Agreement entered into between Executive and the Company (the “Confidentiality Agreement”); (B) Executive’s commission of, or plea of nolo contendere to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude; or (C) any act of fraud or embezzlement committed by Executive against the Company.
2.Continued Employment.
(i)Transition Period. From February 15, 2020 through the Retirement Date (the “Transition Period”), Executive shall remain employed by the Company as Special Legal Adviser to the Chief Executive Officer of the Company reporting to the Chief Executive Officer, and Executive shall provide transition services on an as-needed basis in Executive’s areas of expertise and work experience and responsibility, solely at the request of the Chief Executive Officer. It is expected that the transition services will take substantially all of Executive’s business time prior to March 1, 2020, and Executive will continue to report to the Company’s offices through such date. After March 1, 2020, Executive shall not report to the offices of the Company unless requested reasonably in advance by the Chief Executive Officer.
(ii)Salary and Benefits Continuation. During the Transition Period, Executive will continue to be paid base salary at the rate in effect on the date of this Agreement and continue to be eligible for (i) the employee benefit plans made available to similarly situated employees of the Company on the terms and conditions set forth in such employee benefit plans, and (ii) the perquisites extended to Executive prior to his transition. All payments made to Executive during the Transition Period will be subject to any required withholding taxes and authorized deductions.
(iii)2020 Bonus. Notwithstanding the terms of the Company’s annual bonus program, in the event the Transition Period ends on the Planned Retirement Date, Executive shall be paid a performance bonus for fiscal year 2020, pro-rated to reflect four months of service during fiscal year 2020, with the amount paid based on actual corporate performance achievement and with any individual or discretionary goals deemed achieved at 100%. Any amount earned will be paid, less required withholding taxes, at the same time related bonuses are paid to other executives and, in any event, no later than March 15, 2021.
(iv)Equity Awards. During the Transition Period, each outstanding equity award held by Executive shall remain outstanding and continue to vest in accordance with its terms. Each equity award that is unvested as of the Retirement Date shall thereupon terminate. Each vested stock option held by Executive as of the Retirement Date shall remain exercisable until the earlier of the third anniversary of the Retirement Date or the original expiration date thereof, in each case, in accordance with its terms. Executive acknowledges that to the extent any stock option constitutes an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), such stock option shall automatically convert to a nonqualified stock option and no longer be eligible for the potentially tax advantages associated with incentive stock options on the three month anniversary of the Retirement Date.
(v)Protection of Information. Executive agrees that, during the Transition Period and thereafter, Executive will not, except for the purposes of performing Executive’s duties to the Company, seek to obtain any

(vi) confidential or proprietary information or materials of the Company. During the Transition Period, Executive reaffirms his commitment to remain in compliance with the Confidentiality Agreement.
(a)Final Paycheck; Payment of Accrued Wages and Expenses.
(i)Final Paycheck. As soon as administratively practicable on or after the Retirement Date, the Company will pay Executive all accrued but unpaid base salary and all accrued and unused vacation earned through the Retirement Date, subject to standard payroll deductions and withholdings. Executive is entitled to these payments regardless of whether Executive executes this Agreement.
(ii)Business Expenses. The Company shall reimburse Executive for all outstanding expenses incurred prior to the Retirement Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses. Executive is entitled to these reimbursements regardless of whether Executive executes this Agreement.
3.Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of Executive’s employment with the Company and the termination thereof. Executive further acknowledges that, other than the Confidentiality Agreement and agreements evidencing Executive’s equity awards, this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, Executive’s change in control severance agreement, and each such agreement shall be deemed terminated and of no further effect as of the Effective Date.
4.Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 5, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.
(a)On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §  2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq; California Labor Code §§ 1102.5(a),(b); claims for wages under the California Labor Code and any other federal, state or local laws of similar effect; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)Notwithstanding the generality of the foregoing, Executive does not release the following claims:
(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(iv)Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;
(v)Claims for indemnification under any indemnification agreement, the Company’s Bylaws, California Labor Code Section 2802 or any other applicable law; and

(vi)Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.
(c)Acknowledgement. In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:
(i)Executive should consult with an attorney before signing this Agreement;
(ii)Executive has been given at least twenty-one (21) days to consider this Agreement;
(iii)Executive has seven (7) days after signing this Agreement to revoke it. If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the 7th day following Executive’s execution of this Agreement to Glen Sunnergren, Global VP, Human Resources at email: gsunnergren@coopervision.com. Executive understands that if Executive revokes this Agreement, it will be null and void in its entirety, and Executive will not be entitled to any payments or benefits provided in this Agreement, other than as provided in Section 3.
(d)EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
5.Non-Disparagement, Transition, and Transfer of Company Property. Executive further agrees that:
(a)Non-Disparagement. Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. The Company agrees that it shall not, and it shall instruct its officers and directors to not, disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 6(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency, or any statement otherwise required by law.
(b)Transition. Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties, including but not limited to any announcement, internal or external, of Executive’s retirement.
(c)Return of Company Property. Executive warrants and represents that Executive has turned over to the Company all files, memoranda, records, and other documents, and any other physical or personal property that are the property of the Company and that Executive had in Executive’s possession, custody or control. Notwithstanding the foregoing, Executive shall retain his Company provided laptop and mobile phone following the removal or transfer of Company proprietary information housed on such devices, subject to Executive satisfying tax withholding requirements in respect of such devices.
6.Executive Representations. Executive warrants and represents that (a) Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on Executive’s behalf, Executive will immediately cause it to be withdrawn and dismissed, (b) Executive has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in this Agreement, (c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.
7.No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.
8.Non-Solicitation. Without limiting the Confidentiality Agreement, Executive hereby agrees that Executive shall not, at any time within the one (1) year period immediately following the Retirement Date, directly or indirectly, either for herself or on behalf of any other person, recruit or otherwise solicit or induce any employee or consultant of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company. Notwithstanding the foregoing, nothing herein shall prevent Executive from directly or indirectly hiring any individual who submits a resume or otherwise applies for a position in response to a publicly posted job announcement or otherwise applies for employment with any person with whom Executive may be associated absent any violation of Executive’s obligations pursuant to the preceding sentence.
9.Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.
10.Miscellaneous. This Agreement, together with the Confidentiality Agreement and the agreements evidencing Executive’s equity awards, comprises the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof. Executive acknowledges that there are no other agreements, written, oral or implied, and that Executive may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
11.Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.
12.Maintaining Confidential Information. Executive reaffirms Executive’s obligations under the Confidentiality Agreement. Executive acknowledges and agrees that the benefits provided in Section 3 above shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement. For the avoidance of doubt, nothing in the Confidentiality Agreement or this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in the Confidentiality Agreement or this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
13.Executive’s Cooperation.  After the Retirement Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during Executive’s employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during Executive’s employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment and Executive shall be compensated fairly at prevailing market terms for his cooperation.
14.Section 409A of the Code. This Agreement is intended, to the greatest extent permitted under law, to comply with the short-term deferral exemption and the separation pay exemption provided in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretative guidance issued thereunder (“Section 409A”) such that no benefits or payments under this Agreement are subject to Section 409A. Notwithstanding anything herein to the contrary, the timing of any payments under this Agreement shall be made consistent with such exemption. Executive’s right to receive a series of installment payments under this Agreement, if any, shall be treated as a right to receive a series of separate payments. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the Retirement Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder may be subject to Section 409A, the Company may, to the extent permitted under Section 409A cooperate in good faith to adopt such amendments to this Agreement or adopt other appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A; provided, however, that this paragraph shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the undersigned have caused this Transition and Retirement Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

Date: February 6, 2020
/s/ Randal Golden
Randal Golden

Date: February 6, 2020	/s/ Glen Sunnergren
Glen Sunnergren
Global Vice President, Human Resource